Exhibit 99.1

September 22, 2006

Bulldog Investors

Park 80 West – Plaza Two

Saddle Brook, NJ 07663

Attention: Andrew Dakos, Principal

Dear Mr. Dakos:

Thank you for your letter dated August 31, 2006. The Board of Directors of North Pittsburgh Systems, Inc. (the “Company”) believed when I wrote my letter to you on July 14, and continues to believe after reviewing your most recent letter, that it would not be in the best interests of the Company or its shareholders for the Board to engage an investment banker for the purpose of marketing the Company for sale or for the Company to borrow money and pursue a Dutch auction self-tender offer. The Board of Directors would, of course, evaluate any bona fide acquisition offer presented to it.

The Board made its determination referred to in my July letter after careful consideration, including discussions with an independent financial advisor to the Company and analysis of the then pending acquisition of Hector Communications Corporation (“Hector”), on which you rely in your August letter. We do not consider the Hector transaction to be a watershed event for the sector in which we operate, nor does the Board believe that your August 31 letter adds any new or relevant information to the analysis. The September 18, 2006 announcement of the proposed acquisition of Commonwealth Telephone Enterprises by Citizens has not changed the Board’s assessment.

In your August 31 letter, you arrived at the conclusion that the Company is worth approximately $34 to $35 per share based on your analysis and the conclusions that you reached. On the same date, Reuters News reported that James Chadwick, managing partner of Monarch Activist Partners, a member of the group of Bulldog Investors and others that filed with the SEC, also on August 31, 2006, a 13D Amendment with respect to the Company (the “Bulldog Group”), said the Company is “worth about $34 a share” and that “the group is considering making an offer to buy the [C]ompany”. However, we understand that in a conversation with our outside counsel, you confirmed that the Bulldog Group is not, in fact, currently considering making an offer to buy the Company – and that if it were to consider making an offer, it would not do so at $34 per share. This inconsistency is perplexing and raises questions regarding your sincerity.

I reiterate that the Company’s Board of Directors and management are committed to the goals of building upon the Company’s strengths, expanding and developing appropriate business opportunities and enhancing shareholder value, and we will continue to pursue these goals.

Thank you for your interest in the Company.

Very truly yours,

/s/ Harry R. Brown
Harry R. Brown
President and Chief Executive Officer

cc:	Phillip Goldstein
Larry Goldstein
North Pittsburgh Systems, Inc. Board of Directors